Exhibit 99.5
EXECUTION VERSION
SECOND AMENDMENT
TO
THIRD AMENDED AND RESTATED CREDIT AGREEMENT
     This SECOND AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is effective as of October 26, 2009 by and among GENERAL CABLE INDUSTRIES, INC., a Delaware corporation (“Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I of the Credit Agreement referenced below), the Lenders signatory hereto, and GE BUSINESS FINANCIAL SERVICES INC. (formerly known as Merrill Lynch Business Financial Services Inc.), as administrative agent (the “Administrative Agent”) for the Lenders and as collateral agent and security trustee (the “Collateral Agent”; and together with the Administrative Agent, the “Agents”) for the Secured Parties.
RECITALS
     WHEREAS, Borrower, Guarantors, the Administrative Agent, the Collateral Agent and Lenders entered into that certain Third Amended and Restated Credit Agreement dated as of October 31, 2007 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”);
     WHEREAS, the parties to the Credit Agreement have agreed to amend the Credit Agreement as set forth herein, upon terms and subject to conditions set forth herein.
     NOW THEREFORE, in consideration of the foregoing recitals, mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Agents, Lenders, Borrower and the other Loan Parties agree as follows:
Section 1. Amendments. The Credit Agreement is hereby amended as follows:
     1.1 The defined term “First Amendment Date” is deleted in its entirety from Article I of the Credit Agreement and the phrase “the First Amendment Date” is replaced each time such phrase appears in the Credit Agreement with the phrase “June 16, 2006”.
     1.2 The defined term “Second Amendment Date” is deleted in its entirety from Article I of the Credit Agreement and the phrase “the Second Amendment Date” is replaced each time such phrase appears in the Credit Agreement with the phrase “March 6, 2007”.
     1.3 Clause (b) of the defined term “Issuing Bank” is amended and restated to read in its entirety as follows:
“(b) General Electric Capital Corporation, a Delaware corporation, or a Subsidiary thereof or, with the consent of the Borrower, which consent shall not be unreasonably withheld or delayed, a bank or other legally authorized Person selected by or acceptable to the Administrative Agent in its sole discretion, in such Person’s capacity as an issuer of Letters of Credit hereunder (including, without limitation, with respect to Letters of Credit issued by such Persons prior to April 28, 2008); it being understood and agreed that the Administrative Agent shall have no obligation to select any such bank or other Person as an issuer of Letters of Credit hereunder and that any such bank or other Person, after issuing a Letter of Credit and becoming an issuer of Letters of Credit hereunder, shall have no obligation to issue any additional Letters of Credit,”
     1.4 The following defined terms are added to Article I of the Credit Agreement in their proper alphabetical order:
     “Commercial Card Program” shall have the meaning assigned to such term in Section 6.01(p).
     “Commercial Card Program Provider” shall have the meaning assigned to such term in Section 6.01(p).
     “Impacted Lender” means any Lender that fails promptly to provide Administrative Agent, upon Administrative Agent’s request, satisfactory assurance that such Lender will not become a Non-Funding Lender.
     “Lender-Related Distress Event” means, with respect to any Lender or any Person that directly or indirectly Controls such Lender (each a “Distressed Person”), (a) a voluntary or involuntary case with respect to such Distressed Person under any bankruptcy laws of its jurisdiction of formation, (b) a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, (c) such Distressed Person is subject to a forced liquidation, merger, sale or other change of majority Control supported in whole or in part by guaranties or other support (including, without limitation, the nationalization or assumption of majority ownership or operating Control) by any Governmental Authority, or (d) such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt.
     “Non-Funding Lender” means any Lender (a) that has failed to fund any payments required to be made by it under the Loan Document, including as required by Section 2.02(c), 2.02(f), 2.14(d), 2.17(d), 2.18(d) or 11.03(d) hereof, within two (2) Business Days after any such payment is due, (b) that has given verbal or written notice to the Borrower, Administrative Agent or any Lender or has otherwise publicly announced that such Lender believes it will fail to fund all payments required to be made by it or fund all purchases of participations required to be funded by it under this Agreement and the other Loan Documents, (c) as to which Administrative Agent has a good faith belief that such Lender has defaulted in fulfilling its obligations (as a lender, agent or letter of credit issuer) under one or more other syndicated credit facilities or (d) with respect to which one or more Lender-Related Distress Events has occurred with respect to such Person or any Person that directly or indirectly Controls such Lender and

Administrative Agent has determined that such Lender may become a Non-Funding Lender.
     “2009 Exchange Offer” shall mean the offer to exchange up to $485,000,000 in aggregate principal amount of Holdings’ 2009 Subordinated Unsecured Convertible Notes for any and all of Holdings’ outstanding 2007 Senior Unsecured Convertible Note upon terms and subject to conditions described in the 2009 Exchange Offer Terms.
     “2009 Exchange Offer Terms” shall mean, collectively, the terms for the 2009 Subordinated Unsecured Convertible Notes and the 2009 Exchange Offer set forth in (i) the section of the draft prospectus related to Holdings’ offer to exchange up to $485,000,000 in aggregate principal amount of its 2009 Subordinated Unsecured Convertible Notes for any and all of its outstanding 2007 Senior Unsecured Convertible Notes entitled “Description of the 2029 Notes” and (ii) that schedule of other indicative terms for the 2009 Subordinated Unsecured Convertible Notes and the 2009 Exchange Offer, each as attached as Exhibit 2009 EO Terms hereto, as such terms may be further amended or completed in the Prospectus (as amended from time to time) with respect to the 2009 Exchange Offer; provided, that, after giving effect to any and/or all such amendments or completions, the initial annual interest rate of the 2009 Subordinated Unsecured Convertible Notes shall not exceed 5.75% (excluding any Contingent Interest or Additional Interest), the total aggregate principal amount of the 2009 Subordinated Unsecured Convertible Notes shall not exceed $485,000,000 and all other terms of the 2009 Subordinated Unsecured Convertible Notes shall not be materially less favorable to the Administrative Agent or any Lender, or materially less favorable to any Loan Party, than the terms as to such 2009 Subordinated Unsecured Convertible Notes as described in Exhibit 2009 EO Terms.
     “2009 Subordinated Unsecured Convertible Note Documents” shall mean the 2009 Subordinated Unsecured Convertible Note Indenture and all other related documents delivered with respect to the 2009 Subordinated Unsecured Convertible Notes, each in form and substance reasonably satisfactory to the Administrative Agent.
     “2009 Subordinated Unsecured Convertible Note Indenture” shall mean the indenture pursuant to which the 2009 Subordinated Unsecured Convertible Notes are issued having substantially the same terms as the terms of the indenture described in the 2009 Exchange Offer Terms and otherwise in form and substance reasonably satisfactory to the Administrative Agent.
     “2009 Subordinated Unsecured Convertible Notes” shall mean Holdings’ Subordinated Convertible Notes due 2029 described in the 2009 Exchange Offer Terms.
     “Second Amendment Effective Date” shall mean October 26, 2009.

     1.5 Section 1.04 of the Credit Agreement is amended by inserting the following new sentence at the end thereof:
“Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratio referred to in Section 6.08 shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value.”
     1.6 Section 2.05(a) of the Credit Agreement is amended by replacing the phrase “equal to 0.25% per annum” appearing therein with the phrase “equal to 0.50% per annum”.
     1.7 Section 2.05(c)(ii) of the Credit Agreement is amended by replacing the phrase “to the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure” with the phrase “to the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate charged by such Issuing Bank on the average daily amount of the LC Exposure”.
     1.8 Section 2.14(c) of the Credit Agreement is hereby amended by inserting the following sentence immediately before the last sentence thereof:
“If a Non-Funding Lender or Impacted Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to Administrative Agent in an amount that would satisfy the cash collateral requirements set forth in Section 2.14(e).”
     1.9 Section 2.14(e) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
“(e) Administrative Agent shall be entitled to set off the funding shortfall against any Non-Funding Lender’s Pro Rata Percentage of all payments received from the Borrower and hold, in a non-interest bearing account, all payments received by Administrative Agent for the benefit of any Non-Funding Lender pursuant to this Agreement as cash collateral for any unfunded reimbursement obligations of such Non-Funding Lender until the Obligations are paid in full in cash, all LC Exposure have been discharged or cash collateralized and all Commitments have been terminated, and upon such unfunded obligations owing by a Non-Funding Lender becoming due and payable, Administrative Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender. Any amounts owing by a Non-Funding Lender to Administrative Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Loans that are ABR Loans.”
     1.10 Section 2.14 of the Credit Agreement is hereby amended by inserting new clause (f) therein, which shall read in its entirety as follows:

“(f) The failure of any Non-Funding Lender to make any Loan, LC Exposure or any payment required by it hereunder, or to fund any purchase of any participation to be made or funded by it on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such loan or fund the purchase of any such participation on such date, but neither Administrative Agent nor, other than as expressly set forth herein, any Other Lender shall be responsible for the failure of any Non-Funding Lender to make a loan, fund the purchase of a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be, or have its Loans and Commitments, included in the determination of “Required Lenders”) for any voting or consent rights under or with respect to any Loan Document. Moreover, for the purposes of determining Required Lenders, the Loans and Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Commitments outstanding.”
     1.11 Section 2.17(b) of the Credit Agreement is hereby amended by inserting the following new sentence at the end thereof:
“If no Revolving Lender is a Non-Funding Lender, the Swingline Lender may at any time (and shall, no less frequently than once each week) forward a demand to Administrative Agent (which Administrative Agent shall, upon receipt, forward to each Revolving Lender) that each Revolving Lender pay to Administrative Agent, for the account of the Swingline Lender, such Revolving Lender’s Pro Rata Percentage of the outstanding Swingline Loans. If any Revolving Lender is a Non-Funding Lender, that Non-Funding Lender’s reimbursement obligations with respect to the Swingline Loans shall be reallocated to and assumed by the other Revolving Lenders pro rata in accordance with their Pro Rata Percentages of the Loans (calculated as if the Non-Funding Lender’s Pro Rata Percentage was reduced to zero and each other Revolving Lender’s Pro Rata Percentage had been increased proportionately). If any Revolving Lender is a Non-Funding Lender, upon receipt of the demand described above, each Revolving Lender that is not a Non-Funding Lender will be obligated to pay to Administrative Agent for the account of the Swingline Lender its pro rata share of the outstanding Swingline Loans (increased as described above); provided that no Revolving Lender shall be required to fund any amount which would result in its outstanding Revolving Exposure to exceed its Revolving Commitment. Each Revolving Lender shall pay the amount owing by it to Administrative Agent for the account of the Swingline Lender on the Business Day following receipt of the notice or demand therefor.”
     1.12 Section 2.18(a) of the Credit Agreement is hereby amended by inserting the following provisions at the end thereof:
“If (i) any Lender is a Non-Funding Lender or Administrative Agent determines that any of the Lenders is an Impacted Lender and (ii) the reallocation of that

Non-Funding Lender’s or Impacted Lender’s LC Exposure would reasonably be expected to cause the Revolving Exposure of any Lender to exceed its Revolving Commitment, taking into account the amount of outstanding Loans and expected advances of Loans as determined by Administrative Agent, then no Letters of Credit may be issued or renewed unless the Non-Funding Lender or Impacted Lender has been replaced, the LC Exposure of that Non-Funding Lender or Impacted Lender have been cash collateralized, or the Revolving Commitments of the other Lenders have been increased by an amount sufficient to satisfy Administrative Agent that all future LC Exposure will be covered by all Revolving Lenders who are not Non-Funding Lenders or Impacted Lenders.”
     1.13 Section 2.18(e) of the Credit Agreement is hereby amended by replacing the sentence:
“Promptly following receipt by the Administrative Agent of any payment from Borrower pursuant to this paragraph, the Administrative Agent shall, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, distribute such payment to such Lenders and the Issuing Bank as their interests may appear.”
appearing therein, with the following:
“If no Revolving Lender is a Non-Funding Lender, upon receipt of the notice described above from the Administrative Agent, each Revolving Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Pro Rata Percentage of the LC Exposure in respect of such unreimbursed L/C Disbursement in the same manner as provided in Section 2.02(f) with respect to Loans made by such Lender, and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. If any Revolving Lender is a Non-Funding Lender, that Non-Funding Lender’s LC Exposure shall be reallocated to and assumed by the other Revolving Lenders pro rata in accordance with their Pro Rata Percentages of the Loans (calculated as if the Non-Funding Lender’s Pro Rata Percentage was reduced to zero and each other Revolving Lender’s Pro Rata Percentage had been increased proportionately). If any Revolving Lender is a Non-Funding Lender, upon receipt of the notice described above from Administrative Agent, each Revolving Lender that is not a Non-Funding Lender shall pay to Administrative Agent for the account of such Issuing Bank its pro rata share (increased as described above) of the LC Exposure that from time to time remain outstanding; provided that no Revolving Lender shall be required to fund any amount which would result in its Revolving Exposure to exceed its Revolving Commitment.”
     1.14 Article V of the Credit Agreement is amended by inserting new Section 5.17 therein, which shall read in its entirety as follows:
     “SECTION 5.17 2009 Subordinated Unsecured Convertible Note Documents. Promptly on the date of the execution and delivery of the 2009

Subordinated Unsecured Convertible Note Indenture, Borrower shall deliver to the Administrative Agent an officer’s certificate, in form and substance reasonably satisfactory to the Administrative Agent, certifying and representing that attached thereto is the true, correct and complete copy of the 2009 Subordinated Unsecured Convertible Note Indenture (together with all annexes, attachments, exhibits and schedules attached thereto). All Obligations shall constitute “Senior Debt” and “Designated Senior Debt” under the 2009 Subordinated Unsecured Convertible Note Indenture, entitled to the benefits of the subordination provisions contained in the 2009 Subordinated Unsecured Convertible Note Indenture.”
     1.15 Section 6.01(b) of the Credit Agreement is hereby amended by (i) replacing the phrase “; and” appearing in clause (vi) thereof with a comma, (ii) replacing the period appearing in clause (vii) thereof with the phrase “, and” and (iii) inserting new clause (viii), which shall read in its entirety as follows:
“(viii) the 2009 Subordinated Unsecured Convertible Notes issued pursuant to the 2009 Subordinated Unsecured Convertible Note Indenture to consummate the 2009 Exchange Offer; provided, that the aggregate principal amount of all such 2009 Subordinated Unsecured Convertible Notes shall not exceed $485.0 million.”
     1.16 Section 6.01(l) of the Credit Agreement is amended by (x) deleting the word “or” appearing at the end of clause (v) thereof, (y) replacing the period at the end of clause (vi) with the phrase “; and” and (z) inserting new clause (vii), which shall read in its entirety as follows:
“(vii) of Holdings in respect of Indebtedness (including Indebtedness arising under Hedging Agreements) of any Foreign Subsidiary; provided, however, that (A) such Contingent Obligations of Holdings with respect to all Foreign Subsidiaries do not exceed the Dollar Equivalent of $150.0 million in the aggregate at any time and (B) no such Contingent Obligation may be issued, created, incurred or assumed by Holdings unless average daily Excess Availability for the 90-day period preceding the incurrence of such Contingent Obligation exceeds $75.0 million and is reasonably expected to exceed $75.0 million for at least 90 days following the date of issuance, creation, incurrence or assumption of such Contingent Obligation.”
     1.17 Section 6.01 of the Credit Agreement is hereby further amended by (i) replacing the phrase “; and” appearing in clause (o) thereof with a semi-colon, (ii) re-lettering the existing clause (p) thereof as clause (q) thereof and (ii) inserting new clause (p), which shall read in its entirety as follows:
“(p) extensions of credit to one or more Loan Parties by one or more financial institutions or other Persons reasonably acceptable to the Administrative Agent (each a “Commercial Card Program Provider”) pursuant to commercial card programs and other commercial card services provided by such Commercial Program Providers for payments to vendors of such Loan Parties who elect to participate in such commercial card programs (the “Commercial Card Programs”); provided that the maximum aggregate credit limit available to all Loan Parties for purchases and cash advances under all Commercial Card Programs does not exceed $10,000,000 at any one time; provided, further, that additional charges or interest shall be payable under the terms of any of the Commercial Card Programs only with respect to late payments thereunder and no such additional charges or interest shall accrue or be payable thereunder if the Loan Parties pay all amounts owing under each Commercial Card Program currently, by the original due date required thereunder; provided, further, that if any such Loan Party maintains one or more deposit or other accounts with any such Commercial Card Program Provider, such Commercial Card Provider shall, on or before the establishment of the applicable Commercial Card Program and the execution and delivery of the relevant agreements and documents, waive its rights of offset against all such deposit or other accounts pursuant to documentation reasonably satisfactory to the Administrative Agent; and”
     1.18 Section 6.04(d)(ii) of the Credit Agreement is amended and restated to read in its entirety as follows:
     “(ii) Borrower or any Borrowing Base Guarantor may make and/or permit to remain outstanding intercompany loans and advances to any Foreign Subsidiary (other than intercompany advances to General Cable Spain on or about the Closing Date that give rise to the GCC Spain Closing Date Intercompany Debt and intercompany advances to General Cable Brazil Holdings on or about the Closing Date that give rise to the GCC Brazil Closing Date Intercompany Debt) in an aggregate amount not to exceed with respect to all such loans and advances made or permitted to remain outstanding to all Foreign Subsidiaries, together with the aggregate amount of all outstanding deposits described in Section 6.02(t) and together with the aggregate outstanding amount of Investments with respect to all Foreign Subsidiaries described in and determined in accordance with Section 6.04(g)(iv)(B), the Dollar Equivalent (determined with respect to the outstanding amount of each such loan or advance on the basis of an exchange rate as in effect at the time such loan or advance is made and, with respect to each subsequent payment or repayment of such loan or advance reducing the outstanding amount thereof, at the time such payment or repayment is made) of $233.0 million outstanding at any time (and Borrower hereby represents and warrants to the Lenders that the aggregate amount of all such loans and advances outstanding on the Second Amendment Effective Date is equal to $33,016,281, as more fully shown in Schedule 6.04(d)(ii) attached hereto); provided, however, that no such intercompany loan or advance shall be made after the Second Amendment Effective Date unless average daily Excess Availability for the 90-day period preceding the funding of such intercompany loan or advance would have exceeded $75.0 million (after giving effect to any Revolving Loans funded in connection therewith as if made on the first day of such period) and is reasonably expected to exceed $75.0 million for at least 90 days following the funding of such intercompany loan or advance,”

     1.19 Section 6.04(g)(iv) of the Credit Agreement is amended and restated to read in its entirety as follows:
“(iv) (A) by Borrower or any Borrowing Base Guarantor in Foreign Subsidiaries that are outstanding on the Second Amendment Effective Date, and
     (B) made after the Second Amendment Effective Date by (x) Borrower or any Borrowing Base Guarantor in any Foreign Subsidiary and (y) General Cable Overseas Holdings and GC Global Holdings in any Overseas/GC Global Entity to the extent such Investment constitutes a General Cable Minority Shareholding Maintenance Investment, as long as the aggregate outstanding amount of such Investments in all Foreign Subsidiaries described in the foregoing clauses (x) and (y) does not exceed, together with the aggregate amount of all outstanding deposits described in Section 6.02(t), and together with the aggregate outstanding amount of intercompany loans and advances with respect to all Foreign Subsidiaries described in and determined in accordance with Section 6.04(d)(ii), the Dollar Equivalent (determined with respect to the outstanding amount of each such Investment on the basis of an exchange rate as in effect at the time such Investment is made and, with respect to each subsequent payment or return of capital on such Investment reducing the outstanding amount thereof, at the time such payment or return of capital is made) of $233.0 million in the aggregate at any time; provided, however, that no such Investment shall be made unless average daily Excess Availability for the 90-day period preceding the funding of such Investment would have exceeded $75.0 million (after giving effect to any Revolving Loans funded in connection therewith as if made on the first day of such period) and is reasonably expected to exceed $75.0 million for at least 90 days following the funding of such Investment, and
     1.20 Section 6.04(m)(ii)(y) of the Credit Agreement is amended by replacing the phrase “pursuant to clause (iii) of Section 6.19” appearing therein with the phrase “pursuant to Section 6.01(c), Section 6.01(d), clauses (i), (ii), (iii) and (iv) of Section 6.01(l), Section 6.01(p) and clauses (2), (3), (4) and (5) of Section 6.19(iii)”.
     1.21 Section 6.04(m)(iii) of the Credit Agreement is amended and restated to read in its entirety as follows:
“(iii) Holdings’ paying, so long as all proceeds thereof are in fact promptly used by Holdings to pay, (x) scheduled installments of interest on (A) the Convertible Senior Notes, (B) the Qualified Senior Notes, (C) the Fixed Rate Senior Unsecured Notes and the Floating Rate Senior Unsecured Notes, (D) the 2007 Senior Unsecured Convertible Notes, and (E) the 2009 Subordinated Unsecured Convertible Notes (provided that, for the 2009 Subordinated Unsecured Convertible Notes, scheduled installments of interest permitted hereunder shall include any and all payments of “Contingent Interest” and “Additional Interest” provided for under the 2009 Subordinated Unsecured Convertible Note Indenture), to the extent such payment is permitted by the subordination provisions of the 2009 Subordinated Unsecured Convertible Note Indenture, and

(y) in connection with the 2009 Exchange Offer, all accrued and unpaid interest in an amount not to exceed $2.375 million on any 2007 Senior Unsecured Convertible Notes exchanged for 2009 Subordinated Unsecured Convertible Notes;”
     1.22 Section 6.04(m)(vi)(z) is amended by:
          (a) replacing the phrase “the 2007 Senior Unsecured Convertible Notes and/or the Convertible Senior Notes” appearing therein with the following phrase:
“the 2007 Senior Unsecured Convertible Notes, the Convertible Senior Notes and/or the 2009 Subordinated Unsecured Convertible Notes (including Holdings’ making payments in connection with conversions of the 2007 Senior Unsecured Convertible Notes, the 2009 Subordinated Unsecured Convertible Notes and/or the Convertible Senior Notes as provided for in the 2007 Senior Unsecured Convertible Note Indenture, the 2009 Subordinated Unsecured Convertible Note Indenture or the Convertible Senior Note Indenture (as applicable), and as necessary to each of the holders of the 2007 Senior Unsecured Convertible Note in connection with the 2009 Exchange Offer for the principal amount of any 2009 Subordinated Unsecured Convertible Notes that would otherwise be issued to each such holder in such exchange but which cannot be so issued due to the fact that the 2009 Subordinated Unsecured Convertible Notes will be issued only in minimum denominations of $1,000 and integral multiples thereof)” and
          (b) replacing the phrase “the Third Amendment Date” appearing therein with the phrase “September 21, 2007”.
     1.23 Section 6.04(m) of the Credit Agreement is further amended by (x) deleting the word “and” appearing at the end of clause (v) thereof and (y) inserting new clauses (vii) and (viii), which shall read in their entirety as follows:
“(vii) Holdings’ paying the Contingent Obligations incurred in reliance on and to the extent permitted by Section 6.01(l)(vii) that have become due and payable in accordance with the term thereof as long as average daily Excess Availability for the 90-day period preceding each such loan or advance would have exceeded $75.0 million (after giving effect to any Revolving Loans funded in connection therewith as if made on the first day of such period) and is reasonably expected to exceed $75.0 million for at least 90 days following such loan or advance; and
(viii) Holdings’ repurchasing, so long as all proceeds thereof are in fact promptly used by Holdings to repurchase, at any time during the period beginning on the Second Amendment Effective Date and ending on the first anniversary of the Second Amendment Effective Date, all shares of its Convertible Preferred Stock then outstanding as long as such loans and advances in the aggregate shall not exceed $5.0 million less any Restricted Payments made pursuant to Section 6.06(d)(viii);”

     1.24 Section 6.04(m) of the Credit Agreement is further amended by amending the phrase “each loan and advance referenced in clauses (i), (ii), (iii), (iv), (v) and (vi) above” appearing in the proviso thereof with the phrase “each loan and advance referenced in clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii) above”.
     1.25 Section 6.04(n) of the Credit Agreement is amended by inserting the following phrase immediately after the phrase “Dollar Equivalent” each time such phrase appears therein:
“(determined with respect to the outstanding amount of each such Investment on the basis of an exchange rate as in effect at the time such Investment is made and, with respect to each subsequent payment or return of capital on such Investment reducing the outstanding amount thereof, at the time such payment or return of capital is made)”
     1.26 Section 6.04(o) of the Credit Agreement is further amended and restated to read in its entirety as follows:
“(o) any Foreign Subsidiary may make Investments in (i) Joint Ventures and/or (ii) Hedging Agreements and/or any other futures contract or contracts to be liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract;”
     1.27 Section 6.06(d)(ii)(y) of the Credit Agreement is amended by replacing the phrase “pursuant to clause (iii) of Section 6.19” appearing therein with the phrase “pursuant to Section 6.01(c), Section 6.01(d), clauses (i), (ii), (iii), and (iv) of Section 6.01(l), Section 6.01(p) and clauses (2), (3), (4) and (5) of Section 6.19(iii)”.
     1.28 Section 6.06(d)(iii) of the Credit Agreement is further amended and restated to read in its entirety as follows:
“(iii) Holdings’ paying, so long as all proceeds thereof are in fact promptly used by Holdings to pay, (x) scheduled installments of interest on (A) the Convertible Senior Notes, (B) the Qualified Senior Notes, (C) the Fixed Rate Senior Unsecured Notes and the Floating Rate Senior Unsecured Notes, (D) the 2007 Senior Unsecured Convertible Notes, and (E) the 2009 Subordinated Unsecured Convertible Notes (provided that, for the 2009 Subordinated Unsecured Convertible Notes, scheduled installments of interest permitted hereunder shall include any and all payments of “Contingent Interest” and “Additional Interest” provided for under the 2009 Subordinated Unsecured Convertible Note Indenture) to the extent such payment is permitted by the subordination provisions of the 2009 Subordinated Unsecured Convertible Note Indenture and (y) in connection with the 2009 Exchange Offer, all accrued and unpaid interest in an amount not to exceed $2.375 million) on any 2007 Senior Unsecured Convertible Notes exchanged for 2009 Subordinated Unsecured Convertible Notes (and to the extent so permitted, Holdings may make such payments);”
     1.29 Section 6.06(d)(vi)(z) is amended by:

          (a) replacing the phrase “the 2007 Senior Unsecured Convertible Notes and/or the Convertible Senior Notes” appearing therein with the following phrase:
“the 2007 Senior Unsecured Convertible Notes, the Convertible Senior Notes and/or the 2009 Subordinated Unsecured Convertible Notes (including Holdings’ making payments in connection with conversions of the 2007 Senior Unsecured Convertible Notes, the 2009 Subordinated Unsecured Convertible Notes and/or the Convertible Senior Notes as provided for in the 2007 Senior Unsecured Convertible Note Indenture, the 2009 Subordinated Unsecured Convertible Note Indenture or the Convertible Senior Note Indenture (as applicable), and as necessary to each of the holders of the 2007 Senior Unsecured Convertible Note in connection with the 2009 Exchange Offer for the principal amount of any 2009 Subordinated Unsecured Convertible Notes that would otherwise be issued to each such holder in such exchange but which cannot be so issued due to the fact that the 2009 Subordinated Unsecured Convertible Notes will be issued only in minimum denominations of $1,000 and integral multiples thereof)” and
          (b) replacing the phrase “the Third Amendment Date” appearing therein with the phrase “September 21, 2007”.
     1.30 Section 6.06(d) of the Credit Agreement is further amended by (x) deleting the word “and” appearing at the end of clause (v) thereof and (y) inserting new clauses (vii) and (viii), which shall read in their entirety as follows:
“(vii) Holdings’ paying the Contingent Obligations incurred in reliance on and to the extent permitted by Section 6.01(l)(vii) that have become due and payable in accordance with the term thereof as long as average daily Excess Availability for the 90-day period preceding each such Restricted Payment would have exceeded $75.0 million (after giving effect to any Revolving Loans funded in connection therewith as if made on the first day of such period) and is reasonably expected to exceed $75.0 million for at least 90 days following such Restricted Payment; and
(viii) Holdings’ repurchasing, so long as all proceeds thereof are in fact promptly used by Holdings to repurchase, at any time during the period beginning on the Second Amendment Effective Date and ending on the first anniversary of the Second Amendment Effective Date, all shares of its Convertible Preferred Stock then outstanding as long as such Restricted Payments in the aggregate shall not exceed, together with the intercompany loans and advances under Section 6.04(m)(viii), $5.0 million (and Holdings may make such repurchase);”
     1.31 Section 6.06 of the Credit Agreement is further amended by (x) deleting the word “and” appearing at the end of clause (k) thereof, (y) replacing the period at the end of clause (l) thereof with “; and” and (z) inserting new clause (m), which shall read in its entirety as follows:
“(m) Holdings may make payments with respect to the 2009 Subordinated Unsecured Convertible Notes that are either (x) required under the 2009 Subordinated Unsecured Convertible Note Indenture or (y) otherwise expressly permitted under this Agreement, in each case to the extent such payment is permitted by the subordination provisions of the 2009 Subordinated Unsecured Convertible Note Indenture.”
     1.32 Section 6.09(vi) of the Credit Agreement is amended and restated to read in its entirety as follows:
(vi) (A) except as permitted by Section 6.04(m)(vi)(z) or Section 6.06(d)(vi)(z) hereof, make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of any Indebtedness outstanding under the 2007 Senior Unsecured Convertible Notes or (B) except for any repurchase, redemption or conversion of all or any portion of the 2007 Senior Unsecured Convertible Notes that Holdings is required to make pursuant to and in accordance with the 2007 Senior Unsecured Convertible Note Indenture, make (or give any notice in respect thereof) any payment, prepayment, redemption or acquisition for value as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under the 2007 Senior Unsecured Convertible Notes;”
     1.33 Section 6.09(viii) of the Credit Agreement is amended and restated to read in its entirety as follows:
(vi) (A) except as permitted by Section 6.04(m)(vi)(z) or Section 6.06(d)(vi)(z) hereof, make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of any Indebtedness outstanding under the Convertible Senior Notes or (B) except for any repurchase, redemption or conversion of all or any portion of the Convertible Senior Notes that Holdings is required to make pursuant to and in accordance with Convertible Senior Note Indenture, make (or give any notice in respect thereof) any payment, prepayment, redemption or acquisition for value as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under the Convertible Senior Notes;”
     1.34 Section 6.09 of the Credit Agreement is further amended by (x) deleting the word “or” appearing at the end of clause (x) thereof, (y) re-lettering the existing clause (xi) thereof as clause (xiii) thereof and (ii) inserting new clauses (xi) and (xii), which shall read in their entirety as follows:
“(xi) (A) except as permitted by Section 6.04(m)(vi)(z) or Section 6.06(d)(vi)(z) hereof, make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of any Indebtedness outstanding under the 2009 Subordinated Unsecured Convertible Notes, or (B) except for any repurchase, redemption or conversion of all or any portion of the 2009 Subordinated Unsecured Convertible Notes that Holdings is required to make pursuant to and in accordance with the 2009 Subordinated Unsecured Convertible Note Indenture, make (or give any notice in respect thereof) any payment, prepayment, redemption or acquisition for value as a result of any asset sale, change of control or similar event of any Indebtedness outstanding under the 2009 Subordinated Unsecured Convertible Notes; (xii) amend or modify, or permit the amendment or modification of, any provision of any 2009 Subordinated Unsecured Convertible Notes or any agreement (including any 2009 Subordinated Unsecured Convertible Note Document) relating thereto other than amendments or modifications which do not in any way materially adversely affect the interests of the Lenders and which are effected to make technical corrections to the respective documentation; or”
     1.35 Section 6.10(iii) of the Credit Agreement is amended and restated to read in its entirety as follows:
“(iii) (A) the Convertible Senior Note Documents, (B) the Qualified Senior Note Documents, (C) the Senior Unsecured Note Documents, (D) the 2007 Senior Unsecured Convertible Note Documents and (E) the 2009 Subordinated Unsecured Convertible Note Documents;”
     1.36 Section 6.16 of the Credit Agreement is amended and restated to read in its entirety as follows:
“SECTION 6.16 No Negative Pledges. Directly or indirectly enter into or assume any agreement (other than (A) this Agreement, (B) the Convertible Senior Note Documents (B) the Qualified Senior Note Documents, (C) the Senior Unsecured Note Documents, (D) the 2007 Senior Unsecured Convertible Note Documents and (E) the 2009 Subordinated Unsecured Convertible Note Documents) prohibiting the creation or assumption of any Lien upon the properties or assets of any Company (other than a Foreign Subsidiary), whether now owned or hereafter acquired, except for Property subject to purchase money security interests, operating leases and capital leases.”
     1.37 Section 6.19 of the Credit Agreement is amended by replacing the phrase “(and Indebtedness evidenced by Qualified Senior Notes, the Convertible Senior Notes, the Fixed Rate Senior Unsecured Notes, the Floating Rate Senior Unsecured Notes and the 2007 Senior Unsecured Convertible Notes)” appearing therein with the phrase “(and Indebtedness evidenced by Qualified Senior Notes, the Convertible Senior Notes, the Fixed Rate Senior Unsecured Notes, the Floating Rate Senior Unsecured Notes, the 2007 Senior Unsecured Convertible Notes and the 2009 Subordinated Unsecured Convertible Notes)”.
     1.38 Article XI of the Credit Agreement is amended by inserting new Section 11.18 therein, which shall read in its entirety as follows:
“SECTION 11.18 Designated Senior Debt under 2009 Subordinated Unsecured Convertible Note Documents. All Obligations and indebtedness constituting Obligations are hereby designated as “Designated Senior Debt” for purposes of 2009 Subordinated Unsecured Convertible Note Indenture.
     1.39 Schedule 6.04(d)(ii) attached hereto is inserted in the Credit Agreement as Schedule 6.04(d)(ii) thereto.

     1.40 Exhibit 2009 EO Terms attached hereto is inserted in the Credit Agreement as Exhibit 2009 EO Terms thereto.
Section 2. Conditions to Effectiveness.
     2.1 This Amendment (other than the insertion of the additional defined terms “Impacted Lender”, “Lender-Related Distress Event” and “Non-Funding Lender” pursuant to Section 1.3 of this Amendment and other than Sections 1.8, 1.9, 1.10, 1.11, 1.12. and 1.13 of this Amendment) shall be effective upon satisfaction of the following conditions precedent:
     (a) This Amendment shall have been executed and delivered by the Required Lenders and the Loan Parties;
     (b) The representations and warranties contained herein shall be true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date;
     (c) No Event of Default or Default shall exist on the date hereof;
     (d) Borrower shall have paid to the Administrative Agent for the benefit of each Lender that consents to this Amendment and delivers (and releases) to the Administrative Agent executed counterpart to this Amendment on or prior to 5:00 p.m. (New York time) on October 26, 2009, in immediately available funds, an amendment fee equal to the product of (A) 0.001 multiplied by (B) the amount of the Commitment held by such Lender on the date of this Amendment (it being understood and agreed that such amendment fee shall be fully earned and non-refundable when paid);
     (e) A certificate of the Secretary or Assistant Secretary of each Loan Party dated as of the date hereof and certifying that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of this Amendment and that such resolutions have not been modified, rescinded or amended and are in full force and effect; and
     (f) The Administrative Agent shall have received such other documents as it may reasonably require.
     2.2 The insertion of the additional defined terms “Impacted Lender”, “Lender-Related Distress Event” and “Non-Funding Lender” pursuant to Section 1.3 of this Amendment and Sections 1.8, 1.9, 1.10, 1.11, 1.12. and 1.13 of this Amendment shall be effective upon satisfaction of each of the conditions precedent set forth in Section 2.1 above and upon the execution and delivery of this Amendment by each Lender.
Section 3. Representations and Warranties of Loan Parties.
     3.1 The execution, delivery and performance by each Loan Party of this Amendment has been duly authorized by all necessary corporate action and this Amendment is a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as the enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law);
     3.2 Each of the representations and warranties contained in the Credit Agreement is true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date; and
     3.3 Neither the execution, delivery and performance of this Amendment by each Loan Party nor the consummation of the transactions contemplated hereby does or shall contravene, result in a breach of, or violate (i) any provision of such Loan Party’s certificate or articles of incorporation or bylaws, (ii) any law or regulation, or any order or decree of any court or government instrumentality, or (iii) any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Loan Party or any of its Subsidiaries is a party or by which such Loan Party or any of its Subsidiaries or any of their property is bound, except in any such case to the extent such conflict or breach has been waived by a written waiver document, a copy of which has been delivered to the Agents on or before the date hereof.
Section 4. Reference to and Effect upon the Credit Agreement.
     4.1 Except as specifically set forth above, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.
     4.2 The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Agent or any Lender under the Credit Agreement or any other Loan Document, nor constitute an amendment of any provision of the Credit Agreement or any other Loan Document, except as specifically set forth herein. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby.
     4.3 Each Loan Party acknowledges and agrees that the execution and delivery by Agents and Required Lenders of this Amendment shall not be deemed (i) to create a course of dealing or otherwise obligate Agents or Lenders to forbear, waive, consent or execute similar amendments under the same or similar circumstances in the future, or (ii) to amend, relinquish or impair any right of Agents or Lenders to receive any indemnity or similar payment from any Person or entity as a result of any matter arising from or relating to this Amendment.
     4.4 Each Loan Party affirms and acknowledges that this Amendment constitutes a Loan Document under the Credit Agreement and any reference to the Loan Documents under the Credit Agreement contained in any notice, request, certificate or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise specify.

Section 5. Costs and Expenses. As provided in Section 11.03 of the Credit Agreement, Borrower agrees to reimburse Agents for all fees, costs and expenses, including the fees, costs and expenses of counsel or other advisors for advice, assistance, or other representation in connection with this Amendment.
Section 6. GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
Section 7. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.
Section 8. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf the signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof, and such party shall promptly follow its facsimile signature page by mailing of a hard copy original.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written above.

BORROWER:

GENERAL CABLE INDUSTRIES, INC., as the Borrower

By:	/s/ Robert J. Siverd
Name:	Robert J. Siverd
Title:	Executive Vice President and Secretary

Signature Page to the Second Amendment to
Third Amended and Restated Credit Agreement

AGENTS:

GE BUSINESS FINANCIAL SERVICES INC. (formerly known as Merrill Lynch Business Financial Services Inc.), as a Lender, Swingline Lender, Administrative Agent and Collateral Agent

By:	/s/ DANIEL T. EUBANKS
Name:	DANIEL T. EUBANKS
Title:	DULY AUTHORIZED SIGNATORY
Signature Page to the Second Amendment to
Third Amended and Restated Credit Agreement

LENDERS:

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender

By:	/s/ DANIEL T. EUBANKS
Name:	DANIEL T. EUBANKS
Title:	DULY AUTHORIZED SIGNATORY
Signature Page to the Second Amendment to
Third Amended and Restated Credit Agreement

LENDERS:

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ MATTHEW A. BREWER
Name:	MATTHEW A. BREWER
Title:	ASSISTANT VICE PRESIDENT
Signature Page to the Second Amendment to
Third Amended and Restated Credit Agreement

LENDERS:

RZB Finance LLC, as a Lender

By:	/s/ CHRISTOPH HOEDL
Name:	CHRISTOPH HOEDL
Title:	First Vice President

By:	/s/ RANDALL ABRAMS
Name:	RANDALL ABRAMS
Title:	Vice President
Signature Page to the Second Amendment to
Third Amended and Restated Credit Agreement

LENDERS:

STANDARD CHARTERED BANK, as a Lender

By:	/s/ DAVID J. FOSTER
Name:	DAVID J. FOSTER
Title:	DIRECTOR

By:	/s/ ROBERT K. REDDINGTON
Name:	ROBERT K. REDDINGTON
Title:	AVP/CREDIT DOCUMENTATION CREDIT RISK CONTROL STANDARD CHARTERED BANK N.Y.
Signature Page to the Second Amendment to
Third Amended and Restated Credit Agreement

LENDERS:

WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL), as a Lender

By:	/s/ Laura Wheeland
Name:	Laura Wheeland
Title:	Vice President
Signature Page to the Second Amendment to
Third Amended and Restated Credit Agreement

LENDERS:

CALYON NEW YORK BRANCH, as a Lender

By:	/s/ Joseph Philbin
Name:	Joseph Philbin
Title:	Director

By:	/s/ Blake Wright
Name:	Blake Wright
Title:	Managing Director
Signature Page to the Second Amendment to
Third Amended and Restated Credit Agreement

LENDERS:

UPS CAPITAL CORPORATION, as a Lender

By:	/s/ William Talbot
Name:	William Talbot
Title:	Senior Client Account Manager
Signature Page to the Second Amendment to
Third Amended and Restated Credit Agreement

LENDERS:

PNC Bank, National Association, as a Lender

By:	/s/ Bruce A. Kintner
Name:	Bruce A. Kintner
Title:	Vice President
Signature Page to the Second Amendment to
Third Amended and Restated Credit Agreement

LENDERS:

Capital One Leverage Finance Corporation, as a Lender

By:	/s/ Vik Dewanjee
Name:	Vik Dewanjee
Title:	Vice President
Signature Page to the Second Amendment to
Third Amended and Restated Credit Agreement

LENDERS:

Bank of America, N.A., as a Lender

By:	/s/ Steven J. Chalmers
Name:	Steven J. Chalmers
Title:	V.P.
Signature Page to the Second Amendment to
Third Amended and Restated Credit Agreement

LENDERS:

NATIONAL CITY BUSINESS CREDIT, INC. as a Lender

By:	/s/ JEFFREY W. SWARTZ
Name:	JEFFREY W. SWARTZ
Title:	VICE PRESIDENT
Signature Page to the Second Amendment to
Third Amended and Restated Credit Agreement

GENERAL CABLE COMPANY
GENERAL CABLE CORPORATION
GK TECHNOLOGIES, INCORPORATED
GENERAL CABLE INDUSTRIES, LLC
GENERAL CABLE TECHNOLOGIES     CORPORATION
GENERAL CABLE TEXAS OPERATIONS,     L.P.
each as a Loan Party, Borrowing Base Guarantor and Guarantor

By:	/s/ Robert J. Siverd
Name: Robert J. Siverd
Title: Executive Vice President and Secretary
Signature Page to the Second Amendment to
Third Amended and Restated Credit Agreement

MARATHON MANUFACTURING HOLDINGS, INC.
GENERAL CABLE MANAGEMENT LLC
DIVERSIFIED CONTRACTORS, INC.
MLTC COMPANY
MARATHON STEEL COMPANY
PHELPS DODGE INTERNATIONAL CORPORATION
PHELPS DODGE ENFIELD CORPORATION
PD WIRE & CABLE SALES CORPORATION
GENCA CORPORATION
GENERAL CABLE CANADA LTD.
GC GLOBAL HOLDINGS, INC.
GEPCO INTERNATIONAL, INC.
ISOTEC, INC.,
each as a Loan Party and Guarantor

By: /s/ Robert J. Siverd
Name:	Robert J. Siverd
Title:	Executive Vice President and Secretary

PHELPS DODGE NATIONAL CABLES CORPORATION, as a Loan Party and Guarantor
By: /s/ Robert J. Siverd
Name:	Robert J. Siverd
Title:	Executive Vice President and Secretary

PHELPS DODGE AFRICA CABLE CORPORATION, as a Loan Party and Guarantor
By: /s/ Robert J. Siverd
Name:	Robert J. Siverd
Title:	Executive Vice President and Secretary

Signature Page to the Second Amendment to
Third Amended and Restated Credit Agreement

GENERAL CABLE OVERSEAS HOLDINGS, LLC, as a Loan Party and Guarantor
By:	GK TECHNOLOGIES, INCORPORATED, its sole member

By:	/s/ Robert J. Siverd
	Name:	Robert J. Siverd
	Title:	Executive Vice President and Secretary

Signature Page to the Second Amendment to
Third Amended and Restated Credit Agreement